EXHIBIT 10.7
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As approved by the Registrant's board of directors on June 14, 2002 and by the
Registrant's stockholders on July 30, 2002, the Registrant's Employee Stock Purchase Plan was amended as follows:

         The following paragraph shall be added to the end of Article VII of the non-employee directors' incentive plan: "Notwithstanding the foregoing, no adjustment to the maximum aggregate number of shares of Common Stock that may be issued under the Plan or the size of the awards to be granted under Article 4.1 hereof shall be made in respect of any reverse stock split approved at the Company's 2002 Annual Meeting of stockholders that is effected by the Company in accordance with such approval."